UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)        August 22, 2006(August 16, 2006)

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

(Exact name of Registrant as specified in charter)

Virginia	000-50230	54-1873198
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1001 Nineteenth Street North, Arlington, Virginia	22209
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code        (703) 312-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Friedman, Billings, Ramsey Group, Inc. (the “Company”) previously disclosed the grant on July 26, 2006, to Eric F. Billings, J. Rock Tonkel, Jr., Richard J. Hendrix, Kurt R. Harrington and William J. Ginivan of an aggregate of 805,000 options to purchase shares of common stock of the Company’s taxable REIT subsidiary, FBR Capital Markets Corporation (“FBR Capital Markets”) pursuant to the FBR Capital Markets Corporation 2006 Long-Term Incentive Plan. On August 16, the Company, FBR Capital Markets and these officers agreed to a 10% reduction in the number of options granted to each such officer in order to allow for option awards to other key employees of FBR Capital Markets. As a result of the 10% reduction, Mr. Billings received 243,000 options, Mr. Tonkel received 162,000 options, Mr. Hendrix received 162,000 options, Mr. Harrington received 90,000 options and Mr. Ginivan received 67,500 options. All of the other terms and conditions of these option awards are as previously disclosed. The vesting of the options also remains subject to achieving certain corporate performance goals to be determined. In connection with the reduction of the number of option grants, Messrs. Billings, Tonkel, Hendrix, Harrington and Ginivan will enter into amended stock option agreements with FBR Capital Markets Corporation. The forms of incentive stock option agreement and non-qualified stock option agreement that these officers will enter into were filed as exhibits to the Company’s Current Report on Form 8-K filed on July 26, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2006

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

By:	/s/ Eric F. Billings
Name: Title:	Eric F. Billings Chairman and Chief Executive Officer